Exhibit 99.1
Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. TO ACQUIRE MÄNNER

•	Männer is a Leader in the Development and Manufacture of High Precision Molds, Valve Gate Hot Runner Systems, and Micro-Injection Molding Systems

•	Acquisition Expands Barnes Group’s Intellectual Property Based Manufacturing Capability and Diversifies Injection Molding End Markets

October 1, 2013 --- Barnes Group Inc. (NYSE:B), an international aerospace and industrial manufacturing and service provider, today announced that it has entered into a definitive agreement to acquire privately held Männer, a leader in high precision mold-making, valve gate hot runner systems, and system solutions for the medical/pharmaceutical, packaging, and personal care/health care industries.

Männer, which is headquartered in Bahlingen, Germany, operates out of three manufacturing locations in Germany, Switzerland and the United States, and has sales and service offices in Europe, Hong Kong/China and Japan.

Barnes Group has agreed to purchase the capital stock of all the Männer operating companies for €275 million, subject to certain closing and post-closing adjustments, and is expected to finance the transaction with cash on hand and borrowings under the Company’s revolving credit facility. In addition, subject to the terms of the agreement, €27.5 million of the consideration payable would be delivered in the form of Barnes Group common stock. The acquisition is anticipated to close in late October or early November 2013, subject to the receipt of regulatory approvals and the satisfaction of other customary closing conditions. Following the closing, Männer will operate as a business unit within Barnes Group’s Industrial Segment.

“We look forward to adding Männer and its highly skilled and committed workforce to Barnes Group and the significant new opportunities for growth we expect this acquisition to generate,” said Patrick Dempsey, President and CEO of Barnes Group Inc. “We anticipate the global demand for more complex, highly technical injection molding solutions to increase substantially in the future and are eager to add Männer’s innovative suite of products and services to Barnes Group’s core capabilities. We welcome the opportunity to invest in and grow this successful company and to continue to provide customers with the superior products and services associated with both Barnes Group and Männer brands.”
Barnes Group will provide additional details about Männer upon the close of the transaction.

About Barnes Group

Founded in 1857, Barnes Group Inc. (NYSE: B) is an international aerospace and industrial manufacturer and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group’s approximately 3,800 dedicated employees, at more than 60 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "strategy," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, customers, distributors, suppliers, business partners or governmental entities; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission (SEC) by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The risks and uncertainties described in our periodic filings with the SEC include, among others, uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including insourcing decisions, material changes as well as production schedules and volumes of specific programs; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures and our pending acquisition of Männer and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the impacts of the U.S. Tax Court's April 16, 2013 decision and any related appeal; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070